                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant /X/

    Filed by a party other than the registrant / /

    Check the appropriate box:

    / / Preliminary proxy statement         / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

    /X/ Definitive proxy statement

    / / Definitive additional materials

    / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                GATX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

    Payment of filing fee (Check the appropriate box):

    /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

    (5) Total fee paid:
--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:
--------------------------------------------------------------------------------

    (3) Filing party:
--------------------------------------------------------------------------------

    (4) Date filed:
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

[LOGO]                                                                                          GATX CORPORATION
                                                                                                500 WEST MONROE STREET
                                                                                                CHICAGO, IL 60661
                                                                                                312-621-6200

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

To our Shareholders:

     The Annual Meeting of the Shareholders of GATX Corporation will be held at the Company's principal office on the 42nd Floor, 500 West Monroe Street, Chicago, Illinois 60661, on Friday, April 26, 1996, at 9:00 A.M., for the purposes of:

        1. electing directors;

        2. approving the appointment of independent auditors for the year 1996; and

        3. transacting such other business as may properly come before the meeting.

     Only holders of Common Stock, both series of $2.50 Cumulative Convertible Preferred Stock and $3.875 Cumulative Convertible Preferred Stock of record at the close of business on March 8, 1996 will be entitled to vote at this meeting or any adjournment thereof.

     If you do not expect to attend in person, it will be appreciated if you will promptly vote, sign, date and return the enclosed proxy.

                                         David B. Anderson
                                         Secretary

March 15, 1996

[LOGO]                                                                                          GATX CORPORATION
                                                                                                500 WEST MONROE STREET
                                                                                                CHICAGO, IL 60661
                                                                                                312-621-6200

                                                                  March 15, 1996

                                PROXY STATEMENT
                               ------------------

                                    GENERAL

     The enclosed proxy is solicited by the Board of Directors of GATX Corporation (the "Company") and may be revoked at any time prior to its exercise by any shareholder giving such proxy. A proxy may be revoked by duly executing a subsequent proxy relating to the same shares or by attending the Annual Meeting and voting in person. All shares represented by the proxies received and not revoked will be voted at the meeting.

     All expenses in connection with the solicitation of this proxy will be paid for by the Company. In addition to solicitation by mail, the Company has retained Chemical Bank to solicit proxies on behalf of the Board of Directors for a fee not to exceed $7,500 plus reasonable out-of-pocket expenses and disbursements. Chemical Bank may solicit proxies by mail, telex, telegraph or personal call. In addition, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telex, telephone, telegraph or personal call. The Annual Report for the year 1995, including financial statements, was mailed to all shareholders together with this proxy statement on or about March 15, 1996.

                               VOTING SECURITIES

     Only holders of Common Stock, both series of $2.50 Cumulative Convertible Preferred Stock and $3.875 Cumulative Convertible Preferred Stock of record at the close of business on March 8, 1996 will be entitled to vote at the meeting or any adjournment thereof. As of that date there were 20,148,305 shares of the Common Stock, 39,120 shares of the $2.50 Cumulative Convertible Preferred Stock and 3,390,880 shares of the $3.875 Cumulative Convertible Preferred Stock of the Company issued and outstanding. Each share is entitled to one vote. New York law and the Company's bylaws require the presence in person or by proxy of shares representing a majority of the votes entitled to be cast at the annual meeting in order to constitute a quorum for the annual meeting. Shares represented at the meeting but as to which votes are withheld from director nominees or which abstain as to other matters, and shares held by brokers for their customers and represented at the meeting but as to which the brokers have received no voting instructions from their customers and thus do not have discretion to vote on certain matters ("Broker Non-Votes"), will be counted in determining whether a quorum has been attained.

     Assuming that a quorum is present, the election of directors will require a plurality of the votes cast and ratification of auditors will require a majority of the votes cast, with the result that shares as to which votes are withheld or which abstain from voting on these matters and Broker Non-Votes will not be counted and thus will not affect the outcome with respect to these matters.

                             ELECTION OF DIRECTORS

     Nine directors are to be elected, each for a term of one year, to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Unless specified to be voted otherwise, each proxy will be voted for the election of the nominees named below. Mr. Glasser, who has been a director since 1974, and Mr. Cozad, who has been a director since 1976, are not standing for re-election. All of the nominees have consented to serve as directors if elected. If at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for any other person who shall be nominated by the present Board of Directors to fill the vacancy, or the Board may be reduced accordingly. Shareholders do not have cumulative voting rights with respect to the election of directors.

                             NOMINEES FOR DIRECTORS

                                                                                Shares of
                                                                               Common Stock
                                                                               Beneficially
                                                                               Owned as of
                                                                   Director      March 8,
              Name and Principal Occupation                 Age     Since        1996(1)
----------------------------------------------------------  ---    --------    ------------
Franklin A. Cole..........................................  69       1984           2,000
  Chairman of the Board, Croesus Corporation
James M. Denny............................................  63       1995           1,000
  Managing Director, William Blair Capital Partners, LLC
William C. Foote..........................................  45       1994             400
  President and Chief Executive Officer, USG Corporation
Deborah M. Fretz..........................................  47       1993             400
  Senior Vice President -- Logistics, Sun Company, Inc.
Richard A. Giesen.........................................  66       1982             700
  Chairman of the Board and Chief Executive Officer,
  Continental Glass & Plastic, Inc.
Miles L. Marsh............................................  48       1995           1,000
  Chairman of the Board and Chief Executive Officer, James
  River Corporation
Charles Marshall..........................................  66       1989(2)        4,000
  Retired; Former Vice Chairman of the Board, American
  Telephone and Telegraph Company

                                                                                Shares of
                                                                               Common Stock
                                                                               Beneficially
                                                                               Owned as of
                                                                   Director      March 8,
              Name and Principal Occupation                 Age     Since        1996(1)
----------------------------------------------------------  ---    --------    ------------
Michael E. Murphy.........................................  59       1990           1,000
  Vice Chairman, Chief Administrative Officer, Sara Lee
  Corporation
Ronald H. Zech............................................  52       1994         107,037(3)
  President and Chief Executive Officer of the Company

---------------

(1) Unless otherwise indicated, each nominee either possesses sole voting and investment power with respect to this stock or shares such powers with a spouse.

(2) Mr. Marshall previously served as a director of the Company from 1978 to 1982.

(3) This includes 84,000 shares Mr. Zech has the right to acquire within 60 days of March 8, 1996, under outstanding stock options issued under the Company's Long Term Incentive Compensation Plan. This also includes 200 shares owned by adult children with respect to which Mr. Zech disclaims any beneficial ownership.

                   ADDITIONAL INFORMATION CONCERNING NOMINEES

     Mr. Cole was elected Chairman of the Board of Croesus Corporation, a private investment and investment management company, in November 1984. Mr. Cole is also a director of American National Bank & Trust Company of Chicago, American National Corporation, Aon Corporation, CNA Income Shares, Inc., Peoples Energy Corporation, Duff & Phelps Utilities Income Inc. and Local Initiatives Support Corporation.

     Mr. Denny was elected Managing Director, William Blair Capital Partners, LLC in September 1995. Mr. Denny previously served as Vice Chairman of Sears, Roebuck and Co., a merchandising and financial services company, from February 1992 until August 1995 and as Senior Vice President and Chief Financial Officer of Sears from February 1988 through January 1992. Mr. Denny is a director of General Binding Corporation, Allstate Corporation and Gilead Sciences, Inc. Mr. Denny is also Chairman of the Board of Northwestern Memorial Corporation and Northwestern Memorial Hospital.

     Mr. Foote was named Chief Executive Officer of USG Corporation, formerly known as United States Gypsum Company, an international manufacturer of building materials and industrial products, on January 1, 1996, having served as President and Chief Operating Officer since January 1994. He previously served as President and Chief Executive Officer of USG Interiors from January 1993 to December 1993, President & Chief Executive Officer of L&W Supply Corporation from September 1991 to December 1993, and Executive Vice

President and Chief Operating Officer of L&W Supply Corporation from December 1990 to August 1991, all of which are subsidiaries or divisions of USG Corporation. Mr. Foote is a director of USG Corporation. USG Corporation emerged from bankruptcy in May of 1993, having filed a voluntary petition for reorganization in March 1993.

     Ms. Fretz was named Senior Vice President-Logistics of Sun Company, Inc., an energy company, in August 1994. Ms. Fretz previously served as President of Sun Pipe Line Company and Sun Marine Terminals, which transport and store crude oil and refined petroleum products for Sun Company and other energy companies, from October 1991 to 1994 and as Director of Wholesale Fuels Marketing and Distribution of Sun Company from September 1988 to October 1991.

     Mr. Giesen was elected Chairman of the Board and Chief Executive Officer of Continental Glass and Plastic, Inc., a packaging distribution company, in August 1988. Since 1988, he has served also as Chairman and Chief Executive Officer of Continental's parent, Continere Corporation. Mr. Giesen previously served as Chairman of the Board and Chief Executive Officer of American Appraisal Associates, Inc., a valuation consulting firm, from October 1984 to April 1993. From 1983 until April 1993, Mr. Giesen also served as Chairman of the Board and Chief Executive Officer of American Appraisal's parent, RLM Investments, Inc. Mr. Giesen is also a director of Stone Container Corporation and Asia House Funds.

     Mr. Marsh was named Chairman of the Board and Chief Executive Officer of James River Corporation, a producer of consumer and commercial tissue products and food and consumer packaging, in October 1995. Mr. Marsh previously served as Chairman of the Board and Chief Executive Officer of Pet Incorporated, a branded food company, from April 1991 until February 1995, and as President and Chief Operating Officer of Whitman Corporation, a diversified holding company with interests in soft drink bottling, automobile services and refrigeration equipment manufacturing, from September 1989 until March 1991. Mr. Marsh is also a director of Whirlpool Corporation and Hartmarx Corporation.

     Mr. Marshall retired as Vice Chairman of the Board of American Telephone and Telegraph Company in June 1989. Mr. Marshall is a director of Hartmarx Corporation, Sonat, Inc., Ceridian Corporation, formerly known as Control Data Corporation, and Sundstrand Corporation.

     Mr. Murphy has served as Vice Chairman, Chief Administrative Officer of Sara Lee Corporation, a diversified manufacturer of packaged food and consumer products, since July, 1993 and as its Chief Financial Officer from July 1993 to November 1994. Mr. Murphy previously served as Executive Vice President, Chief Financial and Administrative Officer of Sara Lee Corporation since June 1979. Mr. Murphy is also a director of Sara Lee Corporation.

     Mr. Zech was named Chief Executive Officer of the Company on January 1, 1996, having served as President and Chief Operating Officer since July 1994. Mr. Zech previously served as President and Chief Executive Officer of GATX Capital Corporation from 1984 to 1994. Mr. Zech is also a director of McGrath RentCorp and two of the Company's subsidiaries, General American Transportation Corporation and GATX Capital Corporation.

                            COMMITTEES OF THE BOARD

     The Company's Audit Committee members are Messrs. Murphy (Chairman), Denny, Foote and Marsh, and Ms. Fretz. The committee's functions include: (i) recommending to the Board of Directors the appointment of the Company's independent auditors; (ii) reviewing and approving in advance of each year the audit and non-audit services and fees of such auditors; (iii) meeting separately and privately with the independent auditors and the Company's internal auditors to ensure that the scope of their activities has not been restricted, and to consider other matters generally pertaining to their audits; (iv) reviewing the adequacy of internal financial and accounting controls and the results of the independent and internal auditors' audits thereof; (v) reviewing matters relating to corporate financial reporting and accounting policies and procedures; (vi) ensuring that management and independent accountants perform a proper review of quarterly results prior to public release; and (vii) reporting its findings on any of the above to the Board of Directors, as appropriate. During 1995, there were two meetings of the Audit Committee.

     The Company's Compensation Committee members are Messrs. Cozad (Chairman), Denny, Giesen, Marshall and Murphy. The committee's functions include reviewing and approving for or recommending to the Board of Directors the compensation of elected officers, subsidiary presidents and other key management personnel of the Company and reviewing and approving management proposals regarding key personnel incentive plans and stock option and/or stock equivalent plans. During 1995, there were four meetings of the Compensation Committee.

     The Company's Nominating Committee members are Messrs. Marshall (Chairman), Cole, Giesen and Ms. Fretz. Mr. Glasser is an ex-officio member of the committee. The committee's functions include: (i) recommending to the Board of Directors nominees for election as Director; (ii) reviewing the performance of all members of the Board of Directors in their capacities as Directors, including attendance and contributions to the Board of Directors deliberations, and making such recommendations to the Board of Directors as may be appropriate;
(iii) recommending appointments to all Board Committees; (iv) reviewing and approving acceptance of any outside directorship or trusteeship by senior Company officers; and (v) making such recommendations to the Board of Directors as it may deem appropriate from time to time with respect to the size and makeup of the Board of Directors and related matters. During 1995, the Nominating Committee held four meetings. The committee will consider nominees recommended by shareholders of the Company. Such nominations should be submitted to the Nominating Committee, c/o David B. Anderson, 500 West Monroe Street,

Chicago, Illinois 60661, with a complete resume of the candidate's qualifications and background as well as a written statement from the candidate consenting to be a nominee and, if nominated and elected, to serve as director.

     The Company's Retirement Funds Review Committee members are Messrs. Foote (Chairman), Cole, Cozad and Marsh. The committee's functions include: (i) monitoring overall investment performance and receiving reports from the Company's Retirement Funds Investment Committee pertaining thereto; (ii) approving recommended changes in broad asset allocation; (iii) approving recommended changes of investment managers; and (iv) approving recommended selections of trustees for the retirement plans. During 1995, there was one meeting of the Retirement Funds Review Committee.

     During 1995, there were eight meetings of the Board of Directors of the
Company: the regular annual meeting and seven special meetings.

                           COMPENSATION OF DIRECTORS

     Each non-officer director receives an annual retainer of $24,000, which is prorated quarterly for a term of less than one year, a Board meeting attendance fee of $750 and a committee meeting attendance fee of $750 for each meeting of a committee of the Board of which the director is a member. The chairman of each committee receives $1,250 for each meeting attended. The Company maintains a Deferred Fee Plan whereby each non-officer director may elect to defer receipt of the director's retainer, meeting fee, or both. The amount so deferred accumulates interest at a rate equal to the 20-year U.S. government bond rate. One director has elected to participate in this plan for 1995.

     Directors who participated in the Executive Deferred Income Plans ("EDIPs"; see page 13) who remain on the Board of Directors until age 65 will be entitled to payments in amounts which will provide the participant with a maximum yield of 24% on the fees deferred, with the exact yield dependent upon the age of the director at the time of his or her participation. Participants who resign their directorships before age 65 will receive a single payment in the amount of the fees deferred, plus interest at 10%. If (a) a participant terminates his or her membership on the Board during the two year period following a "change in control" of the Company (as described below) other than by reason of retirement, death, disability or a violation of certain provisions of the EDIPs, or (b) prior to such event the director has (i) terminated his or her membership on the board and (ii) reached age 65, the Compensation Committee may, if the director has executed the amendment to the EDIPs referred to on page 14, direct that the participant receive a single payment in the amount of the fees deferred, plus interest, less any amount previously paid under the EDIPs, in lieu of the scheduled annual payments. The Company has purchased, and is the sole owner and beneficiary of, life insurance on the lives of participants in amounts that, in the aggregate, are expected to cover all of the Company's liabilities under the EDIPs, absent a change in the federal tax laws. During 1995, pursuant to fee deferrals previously made under the 1984, 1985 and 1987 EDIPs and applicable interest thereon, Mr. Cozad received $41,899.

     Non-employee directors of the Company are eligible to participate in the Director Retirement Program adopted by the Company during 1992. Under the terms of the program, a non-employee director who has a minimum of five years service on the Board is entitled to receive annual payments equal to the amount of the director's retainer payable at the time of the director's retirement from the Board. The number of payments is equal to the number of years the director served on the board, to a maximum of ten years. Payments begin on the later of age 70 or the date on which the director retires, and will be made to the director's surviving spouse should the director die prior to the expiration of the payment term.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive officers participate in various incentive compensation programs more fully described below under the caption "Compensation Committee Report on Executive Compensation". The table below sets forth the annual and long-term compensation paid or deferred by the Company to or for the account of the chief executive officer and each of the other named four most highly compensated executive officers for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                 Compensation
                                                                            -----------------------
                                                                               Awards       Payouts
                                                                            ------------    -------
                                          Annual Compensation                Securities
                                ----------------------------------------     Underlying
                                                            Other Annual    Options/SARs     LTIP       All Other
       Name and                                Bonus        Compensation       (# of        Payouts    Compensation
  Principal Position    Year    Salary ($)    ($)(1)            ($)           shares)         ($)         ($)(2)
----------------------  ----    ----------    -------       ------------    ------------    -------    ------------
James J. Glasser --     1995      655,008     439,039(4)        99,127         30,000       502,209       17,220
Chairman of the         1994      610,008     443,689          116,430         30,000             0        4,500
Board(3)                1993      610,008     313,697           65,338         30,000             0       41,559
Ronald H. Zech --       1995      400,008     247,493          136,972(5)      20,000       179,011        5,972
President and           1994      326,672     303,058          252,175(5)      20,000             0        4,500
Chief Executive
Officer(3)
David B. Anderson --    1995      142,797     316,115            1,641         20,000             0            0
Vice President,
Corporate Development,
General Counsel and
Secretary(6)
David M. Edwards --     1995      214,167     109,892           17,887         10,000             0        4,790
Vice President,         1994      196,668     129,475           51,092         10,000             0        4,500
Finance & Chief
Financial Officer
William L. Chambers --  1995      218,338     100,828            3,625          8,000             0        4,500
Vice President, Human   1994      215,004     103,006            3,625          8,000             0            0
Resources               1993       71,668      30,826                0         12,000             0            0

---------------
(1) Amounts reflect bonus payments earned for the years set forth opposite the specified payments.
(2) Includes, for 1995, contributions made by the Company to the Company's Salaried Employees Retirement Savings Plan (the "Savings Plan") in the amount of $4,500 for Messrs. Glasser, Zech, Edwards and Chambers plus, in the case of Messrs. Glasser, Zech and Edwards, above-market amounts earned, but not currently payable, on compensation previously deferred under the Company's 1984 Executive Deferred Income Plan in amounts of $12,720, $1,472 and $290, respectively.

(3) Effective January 1, 1996, Mr. Zech was named Chief Executive Officer to succeed Mr. Glasser, who will cease to be Chairman of the Board immediately following the 1996 Annual Meeting and will retire effective July 1, 1996.
(4) A portion of Mr. Glasser's bonus was deferred to comply with the requirements of the Omnibus Budget Reconciliation Act of 1993.
(5) Includes for 1995 and 1994 respectively, $55,433 and $102,240 paid by the Company to Mr. Zech for relocation expenses and, for the same periods, $43,643 and $96,602 for tax payments related to relocation.
(6) Mr. Anderson joined the Company on June 26, 1995. The amount shown for Mr. Anderson in the bonus column includes $175,000 to compensate him for the loss of benefits he would have received from his former employer had he not accepted employment with the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The table below sets forth information concerning individual grants of stock options made during 1995 to each of the named executive officers.

                                                                                 Potential Realizable
                                                                                       Value at
                              Individual Grants                                     Assumed Annual
-----------------------------------------------------------------------------          Rates of
                         Number of                                                   Stock Price
                         Securities    % of Total                                    Appreciation
                         Underlying   Options/SARs                                    for Option
                        Options/SARs   Granted to   Exercise or                        Term(3)
                          Granted     Employees in   Base Price    Expiration   ----------------------
          Name             (#)(1)     Fiscal Year   ($/Share)(2)      Date       5% ($)      10% ($)
------------------------------------  ------------  ------------   ----------   ---------   ----------
James J. Glasser........     30,000         9.5%       47.5625      10/27/05      897,354    2,274,071
Ronald H. Zech..........     20,000         6.3%       47.5625      10/27/05      598,236    1,516,048
David B. Anderson.......     10,000         3.2%       50.5625      07/28/05      317,985      805,836
                             10,000         3.2%       47.5625      10/27/05      299,118      758,024
David M. Edwards........     10,000         3.2%       47.5625      10/27/05      299,118      758,024
William L. Chambers.....      8,000         2.5%       47.5625      10/27/05      239,294      606,419

---------------
(1) Except as noted below, 50% of all options granted may be exercised commencing one year from the date of grant, an additional 25% commencing two years from the date of grant, and the remaining 25% commencing three years from the date of grant. Mr. Glasser's options may be exercised in full commencing June 30, 1996.

(2) The exercise price is equal to the average of the high and low price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

(3) The dollar amounts under these columns are the result of calculations at assumed annual rates of appreciation of 5% and 10% as prescribed by the proxy rules of the Securities and Exchange Commission for the ten year term of the stock options and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Common Stock, which will benefit all shareholders commensurately. A zero percent gain in the price of the stock will result in no gain for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth certain information concerning the exercise of stock options during 1995 by each of the named executive officers, the number of unexercised options and the 1995 year-end value of such unexercised options computed on the basis of the difference between the exercise price of the stock option and the $48.625 closing price of the Company's Common Stock at year-end.

                                                              Number of Securities
                                                             Underlying Unexercised         Value of Unexercised In-
                          Shares                             Options/SARs at Fiscal        the-Money Options/SARs at
                        Acquired on                               Year-End (#)                Fiscal Year-End ($)
                         Exercise           Value         ----------------------------    ----------------------------
          Name              (#)        Realized ($)(1)    Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------------------    ---------------    -----------    -------------    -----------    -------------
James J. Glasser........    30,000         784,163          165,000          30,000        2,835,900         31,875
Ronald H. Zech..........         0               0           84,000          20,000        1,438,555         21,250
David B. Anderson.......         0               0                0          20,000                0         10,625
David M. Edwards........         0               0           29,500          10,000          497,616         10,625
William L. Chambers.....         0               0           20,000           8,000          185,750          8,500

---------------
(1) Amounts represent the aggregate before-tax dollar value realized upon the exercise of stock options as measured by the difference between the exercise price of the stock option and the market value of the Company's Common Stock on the date of exercise of such option.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table below sets forth certain information regarding long-term incentive plan awards (expressed in number of units each representing a share or share equivalent of Common Stock) made to certain named executive officers during 1995:

                                                                                       Estimated Future
                                                                                        Payouts Under
                                              Number of          Performance        Non-Stock Price-Based
                                               Shares,            or Other                 Plans(1)
                                               Units or         Period Until        ----------------------
                                             Other Rights       Maturation or       Target         Maximum
                   Name                          (#)               Payout            (#)             (#)
------------------------------------------   ------------       -------------       ------         -------
James J. Glasser..........................       2,718            1995-1997         2,718           8,154
Ronald H. Zech............................       1,560            1995-1997         1,560           4,680
David M. Edwards..........................         702            1995-1997           702           2,106
William L. Chambers.......................         718            1995-1997           718           2,154

---------------

(1) Payouts are based on the Company achieving pre-established levels of return on common equity ("ROE") and are paid in Common Stock and cash following completion of the three year performance period. No payout will be made unless a target level of performance is achieved. The target amount, plus an amount equal to reinvested dividends, will be earned if 100% of target ROE is achieved; the maximum amount plus an amount equal to additional units representing reinvested dividends, will be earned if target ROE is exceeded by a specified amount.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company entered into agreements with Messrs. Glasser, Zech, Edwards and Chambers as of January 1, 1995 and Mr. Anderson as of July 1, 1995, which provide certain benefits upon termination of employment after a "change of control" of the Company. All agreements provide for employment with the Company at salaries to be determined from time to time by the Board of Directors and with incentive compensation and employee benefits commensurate with the executives' salaries and positions. Each agreement provides that the executive's employment may be terminated at will by the Company but, if terminated or "constructively terminated" within two years following a "change of control" for any reason other than cause or the executive's death, retirement or disability, the executive will be entitled to: (A) a lump sum payment equal to (a) twice his annual salary plus (b) the bonus that would have been payable for the year in which termination or constructive termination occurs (assuming a bonus of 100% of target under the Management Incentive Plan ("MIP") or any comparable successor thereto), less other payments made in accordance with the Company's standard severance policy; (B) continued participation in the Company's medical, disability and life insurance plans for up to two years after termination; (C) financial counseling and tax preparation services; (D) reimbursement for outplacement services; (E) retirement income benefit equal to the difference between (i) the monthly retirement benefits the executive would have received if employment had terminated two years after actual termination and accordingly the executive had accumulated two additional years of credited service under the Company's retirement plans at the same compensation (including an amount equal to the average of the bonuses paid during the five year period preceding termination which may be considered for purposes of calculating the pension benefit) in effect on the date of termination, and (ii) any monthly retirement benefits actually received, commencing no sooner than two years after termination and payable at the same time and in the same manner as the executive's other retirement benefits; and (F) if any payment made under the agreements constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986, an additional amount (the "Gross-Up Amount") which, after payment of all Federal and state income taxes thereon and payment of the excise tax on the Gross-Up Amount, will be equal to the excise tax payable by the executive on such excess parachute payment. "Cause" means a willful and material breach of employment obligations likely to materially damage the Company;

"a change of control" occurs upon: (1) receipt by the Company of a Schedule 13D confirming that a person or group owns beneficially 20% or more of the Company's stock; (2) any purchase under a non-Company tender or exchange offer following which the offeror owns beneficially 20% or more of the Company's stock; (3) shareholder approval of any merger in which the Company is not the surviving corporation or survives only as a subsidiary of another corporation, consolidation or sale of all, or substantially all, of the Company's assets; and
(4) a change in the majority of the Board of Directors of the Company not recommended by the incumbent directors; and "constructive termination" includes, unless otherwise agreed to by the executive, a significant reduction in the nature or scope of authority, duties or responsibilities, a material change in location, a reduction in perquisites or compensation, the imposition of unreasonable travel requirements, a diminution in employee welfare plans, a diminution in eligibility to participate at the same level in bonus, stock option and other similar plans or a reasonable determination by the executive that a change in circumstances affecting the Company or its management prevents the executive from effectively exercising his authorities, duties, functions and responsibilities. Mr. Chambers' agreement is supplemented by an agreement dated August 17, 1993 which provides that if, prior to Mr. Chambers reaching age 65, the Company terminates Mr. Chambers' employment other than for cause, death or change in control, the Company shall pay Mr. Chambers, at the time of such termination and in lieu of any other severance payment to which he would be entitled under policies of the Company then in effect, a lump sum payment equal to the lesser of (a) twice his then current annual salary or (b) the amount of his then current monthly salary multiplied by the number of months then remaining until he reaches age 65, plus in either case, an amount equal to the product of his then current salary multiplied by his target percentage under the MIP. Mr. Anderson's agreement is supplemented by an agreement dated May 31, 1995 which provides that in the event of his death or termination for reasons other than cause prior to his attaining five years of service, the Company will pay Mr. Anderson or his spouse a payment equal to the benefit he or his spouse would have been eligible to receive under the terms of the GATX Non-Contributory Pension Plan for Salaried Employees had he attained five years service prior to the occurrence of such events. The agreement further provides that if during the five year period beginning on Mr. Anderson's date of hire Mr. Zech is not Chief Executive Officer and Mr. Anderson is terminated for reasons other than cause, the Company will provide a termination payment equal to one year's base salary and target bonus. The appropriate maximum amount that would be payable under each of the foregoing agreements (excluding the Gross-Up Amount, if any, payable thereunder, which is not determinable at this time) on the date hereof, is as follows: Mr. Glasser ($1,883,245); Mr. Zech ($1,341,180); Mr. Anderson ($771,628); Mr. Edwards ($625,141); Mr. Chambers ($716,861).

     Messrs. Glasser, Zech, Anderson, Edwards, and Chambers also participate in the Company's Long Term Incentive Compensation Plan ("LTICP") under which the Company's executive officers and certain key employees may receive Stock Options, Stock Appreciation

Rights ("SARs"), Restricted Stock Rights, Restricted Common Stock, Performance Awards and Individual Performance Units ("IPUs"). The LTICP provides for a special acceleration of awards upon a "change of control" as described above. Upon the occurrence of such event, (i) all outstanding Stock Options and SARs held by executive officers for a period of six months become immediately exercisable; (ii) optionees will have the right for a period of thirty days following such event to have the Company purchase or to exercise for cash (a) Non-Qualified Stock Options (granted without SARs) and SARs (granted in tandem with Non-Qualified Stock Options) at a per share price (the "Acceleration Price") equal to the excess over the option price of the highest of (1) the highest reported price of the Company's Common Stock in the prior sixty days,
(2) the highest price included in any report on Schedule 13D referred to above paid within the prior sixty days, (3) the highest tender offer price paid and
(4) the fixed formula per share price in any merger, consolidation or sale of all or substantially all of the Company's assets, and (b) incentive stock options granted without SARs and SARs granted in tandem with incentive stock options at a per share price equal to the difference between the then fair market value of the Common Stock and the option price, provided, however, that during such thirty day period the Company may purchase any such incentive stock option or SAR at the Acceleration Price; (iii) all Restricted Stock Rights which have been outstanding for at least six months will be immediately exchanged for Common Stock and all Restricted Common Stock held by the Company for participants will be distributed free of any further restrictions, together with all accumulated interest, dividends and dividend equivalents, and all earned Performance Awards; and (iv) all IPUs shall be immediately redeemed on the same basis as if the performance goals (as hereinafter described) had been achieved, and for purposes of calculating the redemption value, the fair market value of the Company's Common Stock will be equal to the average price of the Common Stock during the five business days immediately preceding such event.

     Mr. Glasser will retire from the Company effective July 1, 1996. In recognition of his many years of service as Chairman and Chief Executive Officer, outstanding leadership and long-term contributions to the Company, the Compensation Committee granted to Mr. Glasser an additional option to purchase 50,000 shares of the Company's Common Stock with an exercise price of $46.3125 under the Long Term Incentive Compensation Plan and accelerated the vesting of that option and the options granted to him in October 27, 1995 to June 30, 1996. In addition, the Company will provide to Mr. Glasser an office and secretarial support for a period of five years and access to a Company automobile and driver for a period of eighteen months after his retirement.

     The Company adopted Executive Deferred Income Plans effective September 1, 1984 (the "1984 EDIP"), July 1, 1985 (the "1985 EDIP") and December 1, 1987 (the
"1987 EDIP") (collectively the "EDIPs"). The EDIPs permitted directors to defer receipt of their fees and certain employees (including executive officers of the Company) to defer receipt of up to 20% of their annual base salaries from compensation earned during the year following the effective date of the EDIP pursuant to participation agreements entered into between the Company and each participant. EDIP participants were offered an opportunity to amend their participation agreements to provide for a determination by the Compensation Committee, within ten days following a "change of control" as described above, whether agreements with participants who accepted the amendment will either (a) continue to provide for the payment of benefits thereunder in installments as described in the agreement or (b) terminate and provide a single lump sum payment to participants. Participants are no longer making deferrals for EDIPs.

                           EMPLOYEE RETIREMENT PLANS

NON-CONTRIBUTORY PENSION PLAN FOR SALARIED EMPLOYEES

     The Company's Non-Contributory Pension Plan for Salaried Employees (the "Pension Plan") covers salaried employees of the Company and most of its domestic subsidiaries. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during (i) the 5 consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which the employee terminates employment or (ii) the 60 calendar months preceding retirement or the date on which the employee terminates employment, whichever is greater. Illustrated below are estimated annual benefits payable upon retirement to salaried employees, including executive officers, assuming normal retirement at age 65, without giving effect to the limitations set forth below. Benefits are calculated on a straight life annuity basis, but the normal form of payment is a qualified joint and survivor pension. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

                                                       ESTIMATED ANNUAL PENSION BENEFITS
   AVERAGE ANNUAL         -------------------------------------------------------------------------------------------
  COMPENSATION FOR         10 YEARS        15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
APPLICABLE PERIOD ($)     SERVICE ($)     SERVICE ($)     SERVICE ($)     SERVICE ($)     SERVICE ($)     SERVICE ($)
---------------------     -----------     -----------     -----------     -----------     -----------     -----------
     $   200,000             31,208          46,811          62,415          78,019          93,623         109,226
         400,000             64,208          96,311         128,415         160,519         192,623         224,727
         600,000             97,208         145,811         194,415         243,019         291,623         340,227
         800,000            130,208         195,311         260,415         325,519         390,623         455,726
       1,000,000            163,208         244,811         326,415         408,019         489,623         571,227
       1,200,000            196,208         294,311         392,415         490,519         588,623         686,727
       1,400,000            229,208         343,811         458,415         573,019         687,623         802,226

Compensation covered by the Pension Plan is shown in the salary and bonus columns in the Summary Compensation Table. Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") or the Code on payments from the Pension Plan will be paid by the Company under its Excess Benefit Plan and Supplemental Retirement Plan. Such amounts are included in the above table.

     While normal retirement age is 65, employees with at least 15 years of service may retire as early as age 55, but retirement prior to age 62 may result in an actuarially reduced pension and retirement prior to age 65 may result in an adjustment to benefits as required by applicable federal regulations. An employee with at least 5 years of service credit, whose employment is terminated prior to retirement for any reason, is entitled to a deferred vested pension or, in the event of death prior to commencement of such benefit, a qualified survivor benefit payable to the employee's spouse. If an employee with at least 15 years of service credit dies prior to retirement, the employee's spouse is entitled to an immediate pension equal to 50% of the amount of the employee's accrued benefit.

     The executive officers named in the Cash Compensation Table have the following credited years of service: Mr. Glasser, 34 years; Mr. Zech, 18 years; Mr. Edwards, 14 years; Mr. Chambers, 2 years and Mr. Anderson, eight months.

EXCESS BENEFIT PLAN

     The Company's Excess Benefit Plan covers salaried employees of the Company and employees of most of its domestic subsidiaries whose benefits under the Pension Plan and/or Savings Plan are subject to reduction because of the limits imposed by ERISA or the Internal Revenue Code, and provides that the Company will pay an employee the difference between the benefits the employee receives from the Pension Plan and the Savings Plan and the benefits the employee would have received in the absence of these limitations. Amounts payable under the Excess Benefit Plan are included in the above table.

SUPPLEMENTAL RETIREMENT PLAN

     The Supplemental Retirement Plan covers all participants in the EDIPs whose benefits were subject to reduction because their deferred compensation was not included in compensation for purposes of the Pension Plan, and provides that the Company will pay a participant the difference between certain of the benefits the participant receives under the Pension and Excess Benefit Plans and the benefits the participant would have received under such plans absent participation in the EDIPs. ERISA imposes limits on the level of compensation (currently $150,000) that may be considered in computing benefits under the Pension Plan. As a result of this limitation, certain executive officers will not receive the level of benefits under the Pension Plan to which they otherwise would have been entitled. In order to offset the reduction in benefits, the Supplemental Retirement Plan provides benefits in amounts equal to the difference between the benefits that the executive would have received absent the imposed limitation and the benefits the executive will actually receive under the Pension Plan. Amounts payable under the Supplemental Retirement Plan are included in the above table.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY AND OBJECTIVES

     The Company's policy is to provide a competitive and balanced total compensation program which is structured to attract, retain and motivate highly qualified management personnel and to align management interests with those of the Company's shareholders. This policy has been developed under the supervision of the Compensation Committee of the Board of Directors which periodically reviews the policy and oversees its implementation.

     The principal components of the total compensation program for executive officers of the Company are base salary, annual incentive awards provided under the MIP, and long-term incentive awards provided under the LTICP. As described herein, annual and long-term incentive awards are contingent upon the achievement by the Company of specific financial goals. The Compensation Committee annually reviews and approves the Company's salary levels and the design of the MIP and LTICP, and regularly evaluates the Company's total compensation program to assure that it adequately reflects the manner and level of compensation deemed appropriate for the executive officers of the Company.

     Competitive compensation levels are determined based on analyses of annual and long-term pay data reported in: (i) nationally recognized compensation surveys of companies of comparable revenue size in a diversified group of industries and (ii) the proxy statements of the companies in the Peer Group performance graph, adjusted through regression analysis for the Company's revenue and asset size. The Peer Group and the groups of companies in the compensation surveys are hereinafter collectively referred to as the "Comparative Groups." It is believed that the Comparative Groups represent a good cross-section of executive talent, and that a review of the compensation practices of these companies is more relevant than a review of such practices in either sample alone. Moreover, comparison to companies that might be considered more direct competitors in the businesses in which the Company engages is not feasible since most of these companies are privately-held or subsidiaries of larger organizations and therefore do not furnish information on compensation levels. The level of compensation of each component of the compensation program described in the preceding paragraph is targeted at the middle range of compensation paid by companies in the Comparative Groups. In any given year, the compensation level for any executive officer of the Company may be more or less than the corresponding compensation level paid by companies in the Comparative Groups, based upon Company and/or individual performance.

BASE SALARIES

     The base salaries of the Company's executive officers are targeted at the average base salary levels of executives of the Comparative Groups, giving consideration to the comparability of responsibilities and experience. Salary adjustments for executive officers of the Company earning base salaries of $150,000 or more are considered by the Compensation Committee every 18 months, and salary adjustments for other executive officers are considered every 12 months. In each case, salary adjustments are based on an assessment of the individual performance and contribution of each executive officer over the review period and an analysis of the salary practices of the Comparative Groups for positions of similar responsibilities. No specific weights are assigned to these factors. Mr. Glasser's base salary was increased effective July 1, 1995 from $610,008 to $700,008, reflecting his contributions to the Company's strong operating results over the last three years and his leadership in strategically positioning the Company for the future. His salary was last adjusted in 1992. The salaries paid in 1995 to Mr. Glasser and to the executive officers as a group were generally consistent with the average salaries paid to executives by companies in the Comparative Groups.

ANNUAL INCENTIVE COMPENSATION

     Executive officers and key managers of the Company are eligible to participate in the MIP. The MIP reinforces the Company's pay for performance policy by providing annual cash payments to executives based upon the achievement of Company, subsidiary and individual performance goals. Target incentive awards are paid only when financial or a combination of financial and individual performance objectives are achieved. Awards for the Chief Executive Officer and each other named executive officer are based solely on financial performance objectives.

     Each year, the Compensation Committee establishes both target financial objectives for the Company and each of its subsidiaries, and a schedule specifying the percentage, if any, of target incentive awards payable for actual performance. In 1995, financial objectives were expressed exclusively in terms of budgeted net income. Target incentive awards for the Company's executive officers ranged from 45% to 65% of their base salaries, depending on the level of the executive officer's position. For all participants, the maximum incentive award is 150% of the target incentive award. The maximum incentive award is payable for achieving 120% or more of the target financial objective for the Company and four of its five subsidiaries, and 115% of the target financial objective in the remaining subsidiary. No incentive awards are payable to the Company's executive officers unless threshold financial levels are achieved. The threshold level is 80% of the target financial objective for the Company and four of its five subsidiaries, and 85% of the target financial objective in the remaining subsidiary. The MIP awards for Messrs. Glasser and Zech are based 100% on the consolidated results of the Company. The awards for Messrs. Anderson, Edwards and Chambers are based 30% on the consolidated results of the Company and 70% on the results of the Company's subsidiaries, weighted in proportion to the budgeted contribution of each subsidiary to consolidated net income.

     In 1995, the Company exceeded its consolidated net income objective entitling Mr. Glasser to a cash payment of $439,039 under the MIP based on the factors described above. This payment represents 67% of Mr. Glasser's salary and 103% of his target award. As noted in the Compensation Table, a portion of this payment was deferred to bring Mr. Glasser's compensation within the limits prescribed by the Omnibus Budget Reconciliation Act of 1993.

     The limitation on the tax deductibility of executive compensation in excess of one million dollars under the Omnibus Budget Reconciliation Act of 1993 may impact the Company. Accordingly, if the taxable compensation of any named individual in any year is reasonably anticipated to exceed one million dollars, the MIP payment (or the incremental portion thereof anticipated to exceed the one million dollar threshold) otherwise payable to that individual will be deferred until the earlier to occur of (a) the first year in which the payment of the deferred amount (or any portion thereof) would be deductible by the company (i.e., the year in which the million dollar threshold applicable to the individual would not be exceeded) or (b) the year following the individual's retirement.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation opportunities are provided pursuant to the LTICP to attract and retain qualified executive personnel, to encourage ownership of the Company's stock by key executives, and to promote a close identity of interests between the Company's management and its shareholders. Since 1988, LTICP awards have been provided to the Chief Executive Officer and his direct reports in the form of stock options and IPUs, and to other key employees (currently 180 in number) in the form of stock options. The size of IPU awards expressed as a percentage of salary is based on the scope of the participant's responsibilities. The size of stock option awards is based on qualitative factors considered appropriate by the Compensation Committee, taking into account the scope of the participant's responsibilities, the size of previous grants and competitive practices. In 1995, LTICP awards to the Company's executive officers were on par with the average competitive long-term incentive opportunities provided by the companies in the Comparative Groups.

     The Chief Executive Officer, the Chief Operating Officer and their direct reports (eight in number) received IPU grants in 1995. The purpose of IPUs is to focus attention on superior, sustained long-term Company performance. The number of IPUs granted is calculated by dividing a specified percentage of a participant's salary (20% in the case of the Chief Executive Officer, 17.5% in the case of the Chief Operating Officer and 15% for other participants) by the fair market value of the Company's Common Stock on the date of grant. IPUs are subject to redemption (in cash and Common Stock) only if the Company's return on common equity over a three year period (the "Performance Period") reaches a target level established by the Compensation Committee. The target level is based on the multi-year return on equity achieved by a broad range of major U.S. companies included in indices compiled by Forbes, Standard and Poor's and Value Line. The number of IPUs redeemed is based on the extent to which the Company's return on equity has met or exceeded the target. The maximum number of IPUs which may be redeemed is equal to three times the number granted plus an amount representing reinvested dividends. On each dividend payment date during the Performance Period, participants are credited with additional IPUs equal in amount to the dividend paid divided by the market value of the Company's Common Stock on such date. For the 1995-1997 Performance Period, such maximum number is redeemable (60% in stock and 40% in cash) only if the Company's return on common equity over the Performance Period exceeds the preestablished target by more than 20%. The amount of payment for redeemed IPUs is equal to the market value of the Company's Common Stock on the date of redemption.

     In 1995, Mr. Glasser received a grant of 2,718 IPUs covering the 1995-1997 Performance Period based on the considerations described above. Mr. Glasser received a payment of $502,209 for the Performance Period ending in 1995 based on the Company's actual return on equity relative to the target established for the period.

     Stock options are granted as an incentive to encourage and enhance positive performance and to align the interest of the Company's employees with its shareholders. Options are granted at the prevailing market rate and will have value only if the Company's stock price increases. Each of the executive officers named in the Compensation Table received an option grant in 1995 based on the factors described above. Mr. Glasser was granted an option to purchase 30,000 shares of the Company's Common Stock at a price equal to the market price on the date of grant, and the other executive officers listed in the Compensation Table were granted options to purchase an aggregate of 58,000 shares of the Company's Common Stock at the same price.

STOCK OWNERSHIP TARGETS

     To underscore the importance of stock ownership by management, the Company has established stock ownership targets. Beginning in 1996, approximately 100 of the key employees eligible for awards under the LTICP will have five years to reach GATX Common Stock ownership targets based on their salary and position in the Company. The targets specify that the Chief Executive Officer and the Chief Operating Officer own GATX Common Stock with a minimum value equivalent to four times base salary, and that all other named executive officers own GATX Common Stock with a minimum value equivalent to two and one-half times base salary. The five-year time frame will be extended for newly hired and promoted executives.

     This report is submitted by the Compensation Committee of the Board of Directors of GATX Corporation.

                                           James W. Cozad (Chairman)
                                           James M. Denny
                                           Richard A. Giesen
                                           Charles Marshall
                                           Michael E. Murphy

                               PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock (on a dividend reinvested basis utilizing the closing price on December 31, 1990 as the base) with Standard & Poor's Corporation S&P 500 Composite Stock Price Index ("S&P 500") and a group of comparable companies ("Peer Group") selected by the Company and an external investment banking advisor.

     Companies included in the Peer Group were selected on the basis of a number of criteria. The selection is intended to provide a cross-section of companies which are subject to the same economic and investment variables that are likely to impact the Company's total return and which have investment characteristics that closely correspond to those of the Company. The Peer Group consists of Alexander and Baldwin, Inc., Allied-Signal Inc., American Express Company, Amoco Corporation, Ashland Oil, Inc., Atlantic Richfield Company, A. Schulman, Inc., Beneficial Corporation, Burlington Northern Santa Fe Corporation, Caliber System Inc., Curtiss-Wright Corporation, Englehard Corporation, Ferro Corporation, Goulds Pumps, Incorporated, Household International, Inc., The Lubrizol Corporation, Nordson Corporation, Overseas Shipping Group, Inc., Rohm and Haas Company, Total Petroleum (North America) Ltd., and Union Pacific Corporation.

     The performance graph reflects a weighted average comparison based upon the market capitalization of each company and assumes $100.00 was invested on December 31, 1990.

                                  TOTAL RETURN
                        GATX VS. S&P 500 VS. PEER GROUP


                                   [CHART]


5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
---------------------------------------------------------------------------------------------
                          STARTING
                             BASIS
DESCRIPTION                  1990         1991          1992       1993       1994       1995
-----------               ----------    --------     ---------  ---------  ---------   --------
GATX CORP ($)               $100.00     $115.21       $139.02    $177.28    $198.55    $226.83

S & P 500 ($)               $100.00     $130.47       $140.41    $154.56    $156.60    $214.86

PEER GROUP ($)              $100.00     $112.86       $128.09    $146.53    $145.69    $188.23


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the named executive officers:

                                                                     Shares of Common Stock
                                                                       Beneficially Owned
                     Name of Beneficial Owner                        as of March 8, 1996(1)
------------------------------------------------------------------   ----------------------
James J. Glasser..................................................           318,231
Ronald H. Zech....................................................           107,037
David B. Anderson.................................................             1,008
David M. Edwards..................................................            31,857
William L. Chambers...............................................            21,122
Directors and Executive Officers as a group.......................           507,240

---------------
(1) Includes shares which may be obtained by exercise of previously granted options within 60 days of March 8, 1996 by Mr. Glasser (165,000), Mr. Zech (84,000), Mr. Edwards (29,500), Mr. Chambers (20,000) and directors and officers as a group (313,500), and 2,304 shares held by Mr. Glasser as Trustee under revocable trusts with respect to which Mr. Glasser disclaims any beneficial ownership. See pages 2 and 3 for the beneficial ownership of Common Stock of each of the nominees for election as a director. Each person has sole investment and voting power (or shares such powers with his spouse). Mr. Glasser beneficially owned 1.58% of the Company's outstanding shares of Common Stock. Each of the other named directors and executive officers owned less than 1% of the Company's outstanding shares of Common Stock. Directors and executive officers as a group (including Mr. Cozad, who beneficially owned 400 shares) beneficially owned approximately 2.52% of the Company's outstanding shares of Common Stock. No directors or named executive officer owns any Preferred Stock. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and certain shareholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. During 1995, a statement of a change in beneficial ownership was inadvertently filed sixteen days late on behalf of Mr. William L. Chambers.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following is the only person known to the Company or its management who beneficially owned as of March 8, 1996 more than 5% of the Company's Common
Stock:

                                                                                  Percent
                                                                 Shares             of
                                                              Beneficially        Common
            Name and Address of Beneficial Owner                 Owned             Stock
------------------------------------------------------------   ---------          ------
State Farm Mutual Automobile Insurance Company(1)...........   3,172,800           15.75
One State Farm Plaza
Bloomington, IL

---------------
(1) According to the Schedule 13G dated January 22, 1996 furnished to the Company, State Farm Mutual Automobile Insurance Company ("State Farm") and certain affiliated entities, each of which owns shares of Common Stock with sole voting and investment power, may be deemed to constitute a "group" under the regulations of the Securities and Exchange Commission with regard to the beneficial ownership of 3,172,800 shares of Common Stock. State Farm and each of the entities disclaim that they are part of a group.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP to audit the Company's financial statements, subject to approval by the shareholders. Ernst & Young LLP, or a predecessor thereof, has served in this capacity since 1916. The Board proposes that the shareholders approve such appointment. However, if not approved, the Board will reconsider the selection of independent auditors.

     The Board of Directors recommends that the shareholders vote for this proposal.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the Company's 1997 Annual Meeting must be received by the Company no later than November 13, 1996 and must otherwise comply with the requirements of the Securities and Exchange Commission to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                               OTHER INFORMATION

     On August 14, 1995 the Company continued the liability policies initially procured in 1986 from Corporate Officers and Directors Assurance Ltd. ("CODA") and A.C.E. Insurance Company Ltd. ("ACE") and purchased a policy from Federal Insurance Co. ("Federal") that insures the Company in the event the Company is required to indemnify a director or officer. The Federal policy also insures directors and officers for those instances in which they may not be indemnified by the Company. Both the CODA and ACE policies insure only directors and officers and only for those instances in which they may not be indemnified by the Company. The ACE and Federal policies expire on August 14, 1996. The CODA policy expires on August 14, 1998. At the inception of the CODA policy, the Company prepaid the premium for a three year period. On each anniversary date thereafter, a renewal premium is paid and upon payment of such premium, the CODA policy is automatically continued to a date one year beyond its previously stated expiration date. During 1995, the Company paid premiums of $154,000 to CODA, $92,000 to ACE and $341,000 to Federal.

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. If any other matters do come before the meeting, the holders of the proxy will exercise their discretion in voting thereon.

                                           By order of the Board of Directors

                                           David B. Anderson
                                           Secretary

                                    [LOGO]

                               GATX CORPORATION

P                PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 26, 1996
R
  THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS
O
        The undersigned hereby constitutes and appoints James J. Glasser,
X Ronald H. Zech and David B. Anderson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to
Y represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at the office of the Company, 500 West Monroe Street, Chicago, Illinois, on Friday, April 26, 1996, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.

        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

----------------------------------------------------
COMMENTS/ADDRESS CHANGE:PLEASE MARK COMMENT/ADDRESS
BOX ON REVERSE SIDE




                                      (Continued and to be signed on other side)


                             FOLD AND DETACH HERE

                                                                                                                Please mark
                                                                                                                your vote as
                                                                                                                indicated in
                                                                                                                this example    /X/

                                                             FOR      WITHHELD
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.  ALL      FOR ALL                                  FOR  AGAINST  ABSTAIN
                                                                                  ITEM 2 - APPROVAL OF AUDITORS
                                                             / /        / /                                    / /    / /     / /
Item 1 - ELECTION OF DIRECTORS

            Nominees: Franklin A. Cole, James M. Denny,
            William C. Foote, Deborah M. Fretz,                                   In their discretion, the Proxies are authorized
            Richard A. Giesen, Miles L. Marsh,                                    to vote upon other matters as may properly come
            Charles Marshall, Michael E. Murphy and                               before the meeting.
            Ronald H. Zech

WITHHELD FOR: (Write that nominee's name in the space provided below).                   COMMENTS/ADDRESS CHANGE
                                                                                  Please mark this box if you have written    / /
                                                                                  comments/address change on the reverse side.

_____________________________________________________________                     RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX
                                                                                  CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.


                                                                          ______
                                                                                |
                                                                                |







Signature___________________________________________Signature_________________________________________________Date_________________

NOTE: Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
-----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE

                               GATX CORPORATION

                  SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN
P
                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
R
                                APRIL 26, 1996
O
  THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS
X
        The undersigned hereby constitutes and appoints James J. Glasser,
Y Ronald H. Zech and David B. Anderson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at the office of the Company, 500 West Monroe Street, Chicago, Illinois, on Friday, April 26, 1996, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.

        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

----------------------------------------------------
COMMENTS/ADDRESS CHANGE:PLEASE MARK COMMENT/ADDRESS
BOX ON REVERSE SIDE




                                      (Continued and to be signed on other side)


                             FOLD AND DETACH HERE

                                                                                                                Please mark
                                                                                                                your vote as
                                                                                                                indicated in
                                                                                                                this example    /X/

                                                             FOR      WITHHELD
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.  ALL      FOR ALL                                  FOR  AGAINST  ABSTAIN
                                                                                  ITEM 2 - APPROVAL OF AUDITORS
                                                             / /        / /                                    / /    / /     / /
Item 1 - ELECTION OF DIRECTORS

            Nominees: Franklin A. Cole, James M. Denny,
            William C. Foote, Deborah M. Fretz,                                   In their discretion, the Proxies are authorized
            Richard A. Giesen, Miles L. Marsh,                                    to vote upon other matters as may properly come
            Charles Marshall, Michael E. Murphy and                               before the meeting.
            Ronald H. Zech

WITHHELD FOR: (Write that nominee's name in the space provided below).                   COMMENTS/ADDRESS CHANGE
                                                                                  Please mark this box if you have written    / /
                                                                                  comments/address change on the reverse side.

_____________________________________________________________                     RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX
                                                                                  CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.


                                                                          ______
                                                                                |
                                                                                |







Signature___________________________________________Signature_________________________________________________Date_________________

NOTE: Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
-----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE